UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2009 (April 28, 2009)

Solera National Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53181	02-0774841
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

319 S. Sheridan Blvd.

Lakewood, CO 80226

303-209-8600

(Address and telephone number of principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a)(1) On April 28, 2009, Solera National Bancorp, Inc., a Delaware corporation and bank holding company (the “Company”) and its wholly-owned subsidiary, Solera National Bank, a national bank (the “Bank”) entered into a Separation Agreement (the “Separation Agreement”) with Mr. James C. Foster, an individual resident of the State of Colorado (“Mr. Foster”).  The Separation Agreement became effective on April 28, 2009 (the “Effective Date”).  Prior to entering into the Separation Agreement, Mr. Foster was the Director of Hispanic Initiatives for the Bank, a director of the Company, a member of the Nomination and Governance Committee of the Company, a director of the Bank and a member of the Asset Liability Committee of the Bank.  Mr. Foster owns 15,000 shares of the Company’s common stock as of April 28, 2009.  Mr. Foster also owns 3,000 warrants each exercisable to purchase one share of the Company’s common stock at a purchase price of $12.50 per share prior to September 10, 2010, and an additional 15,000 warrants each exercisable to purchase one share of the Company’s common stock at a purchase price of $10.00 per share prior to September 10, 2017.

(a)(2) The Separation Agreement provides that the Company, the Bank and Mr. Foster agree to terminate the Executive Employment Agreement dated September 10, 2007 (the “Executive Employment Agreement”) as of the Effective Date.  The Separation Agreement also serves as Mr. Foster’s resignation from all positions with the Bank and the Company, including, without limitation, as officer, director, and committee member.  Mr. Foster will be paid all amounts properly due and payable under the Executive Employment Agreement or as otherwise required by law through the Effective Date.  Additionally, the Bank shall: pay Fifty-three Thousand Three Hundred Thirty-three Dollars and Thirty-three Cents ($53,333.33) to Mr. Foster; release Mr. Foster from the non-competition provisions, Paragraph 20 of the Executive Employment Agreement; agree to mutual non-disparagement, a mutual release and a mutual confidentiality provision; will not contest any unemployment claim of Mr. Foster other than to provide accurate information regarding payments and benefits; pay Mr. Foster’s life insurance premiums through December 31, 2009; and provide Mr. Foster a letter of reference.

Item 1.02. Termination of a Material Definitive Agreement.

(a) The Company, the Bank and Mr. Foster have, pursuant to the Separation Agreement discussed in Item 1.01, terminated the Executive Employment Agreement effective April 28, 2009.  Material terms and conditions of the Executive Employment Agreement with Mr. Foster include, without limitation: a three year term; a base salary of $80,000 per year; participation in any executive incentive bonus plan and all other benefit programs of the Bank; health insurance for Mr. Foster and his dependents, dental insurance, sick leave and vacation, membership fees to banking and professional organizations, use of a cell phone and laptop; term life insurance coverage of twice his annual salary; options to acquire 3.2% of the shares of common stock issued in the Company’s initial public offering at an exercise price of $10.00 per share, of which 31,570 options have vested and are exercisable within ninety (90) days after the Effective Date of the Separation Agreement; severance of not less than 12 months if the Bank terminates the agreement for any reason other than for good cause after the first twelve months of the agreement; non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Foster’s employment.  All material payments and obligations of the Company and the Bank under the Separation Agreement are as set forth in Item 1.01, above, notwithstanding any provisions or agreements to the contrary contained in the Executive Employment Agreement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 28, 2009, Mr. James C. Foster resigned as Director of Solera National Bancorp, Inc., a Delaware corporation and bank holding company, and as Director of Solera National Bank, a national bank and wholly-owned subsidiary of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solera National Bancorp, Inc.
(Registrant)

Date: April 30, 2009	By:	/s/ Robert J. Fenton
	Name:	Robert J. Fenton
	Title:	Vice President, Secretary and Treasurer